Exhibit 14.1

ORANGEHOOK, INC.

Code of Ethical Business Conduct for Senior Financial Officers

In addition to being bound by all of the provisions of the OrangeHook, Inc. Code of Ethical Business Conduct, the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Corporate Controller (collectively, the "Senior Financial Officers") are subject to the following additional specific policies (together with the Code of Ethical Business Conduct referred to herein as the “Code of Ethics”):

1.	The CEO and all Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer to bring to the attention of the General Counsel or the CEO, as applicable, in a prompt manner any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

2.	The CEO and each Senior Financial Officer shall promptly bring to the attention of the General Counsel or CEO any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

3.	The CEO and each Senior Financial Officer shall act with honesty and integrity in the performance of his or her duties at the Company, shall comply with laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company's business and the Company's financial reporting.

4.	The CEO and each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO, as applicable, any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or any violation of OrangeHook’s Code of Ethics.

5.	The CEO and each Senior Financial Officer shall avoid actual or apparent conflicts of interest between personal and business relationships, such as holding a substantial equity, debt, or other financial interest in any competitor, supplier or customer of the Company, or having a personal financial interest in any transaction involving the purchase or sale by the Company of any products, materials, equipment, services or property, other than through Company-sponsored programs. Any such actual or apparent conflicts of interest shall be brought to the attention of the General Counsel or the CEO.

6.	The Governance and Nominating Committee of OrangeHook’s Board of Directors has been designated to determine appropriate actions to be taken in the event of violations of this Code of Ethics by the CEO and the Company's Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and may include various actions related to the individual’s employment, up to and including termination of the individual's employment.

Any request for a waiver of or amendment to this Code of Ethics shall be considered and made only by the full Board of Directors or the Audit Committee and all such waivers or amendments shall be disclosed promptly as required by law.